BELL SPORTS CORP.
                           EXHIBIT 11 - STATEMENT RE:
                        COMPUTATION OF PER SHARE EARNINGS
                    (In Thousands, Except Per Share Amounts)

                                                       Three months ended
                                                --------------------------------
                                                 September 27,    September 28,
                                                     1997             1996
                                                --------------------------------

Net income                                          $   637          $     3

Net effect of convertible subordinated
debentures (using the if-converted method)              607              566

                                                    ------------------------

Adjusted net income                                 $ 1,244          $   569
                                                    ========================

Weighted average number of common
and common equivalent shares
outstanding - primary                                14,075           13,754

Net effect of other potentially dilutive
securities                                              249

Additional shares assuming conversion of
convertible subordinated debentures                   1,595            1,595
                                                    ------------------------

Adjusted average shares outstanding for
fully diluted computation                            15,919           15,349
                                                    ========================

Per share amount - fully diluted                    $  0.08          $  0.04
                                                    ========================